Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

November 19, 2009

SEARS HOLDINGS REPORTS THIRD QUARTER RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its results for the third quarter of 2009. In summary, we reported:

•

A net loss attributable to Holdings’ shareholders for the quarter of $127 million ($1.09 per diluted share) as compared to a net loss attributable to Holdings’ shareholders of $146 million ($1.16 per diluted share) in the third quarter of 2008;

•

Excluding significant items, a net loss attributable to Holdings’ shareholders for the quarter of $0.81 per diluted share as compared to a net loss attributable to Holdings’ shareholders of $0.90 per diluted share in the third quarter of 2008;

•	Improvement in domestic Adjusted EBITDA of $14 million for the third quarter of 2009 and $128 million for the first nine months of 2009 as compared to the prior year periods;

•	An increase in comparable store sales at Kmart of 0.5% as compared to the same quarter in 2008;

•	An increase in our gross margin rate of 40 basis points to 27.2% for the third quarter of 2009 as compared to the same quarter in 2008;

•	A $101 million reduction in selling and administrative expenses, adjusted for significant items discussed below, during the third quarter of fiscal 2009 as compared to the same quarter in 2008;

•

Continued progress in improving our balance sheet, as cash balances increased to $1.5 billion from $1.2 billion last year, while our total debt was reduced by $678 million (to $3.8 billion) and domestic letters of credit were reduced by $194 million (to $803 million) from prior year levels; and

•	A reduction in usage of our revolving line of credit by $837 million as compared to November 1, 2008, resulting in total unused borrowing capacity of $2 billion at October 31, 2009.

“We saw some encouraging signs of progress in the third quarter. Comparable store sales increased at Kmart and the decline in sales at Sears moderated during the quarter. Additionally, we increased margin rates and reduced selling and administrative expenses by $101 million,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “As we approach this important selling season, we are focused on executing our holiday strategy and meeting our customers’ needs.”

Third Quarter Revenues and Comparable Store Sales

Total revenues decreased $470 million to $10.2 billion for the 13 weeks ended October 31, 2009, as compared to total revenues of $10.7 billion for the 13 weeks ended November 1, 2008. The decrease was primarily due to lower comparable store sales and 56 fewer Kmart and Sears full-line stores, partially offset by an increase of $42 million due to the impact of foreign currency exchange rates.

Domestic comparable store sales declined 2.3% in the aggregate for the quarter, and included an increase at Kmart of 0.5%, offset by a decline at Sears Domestic of 4.6%. The Kmart quarterly increase in comparable store sales was primarily driven by the toys and home categories, as well as the impact of assuming the operations of its footwear business from a third party effective January 2009. Declines in sales for the quarter at Sears Domestic include decreases in the home appliance, lawn & garden, tools and home electronics categories, although sales in the home appliance category declined to a lesser degree as compared to previous quarters this year.

Operating Loss

Holdings’ operating loss was $106 million for the 13 weeks ended October 31, 2009, as compared to an operating loss of $202 million for the 13 weeks ended November 1, 2008. Our operating loss for the third quarter of 2009 includes expenses of $54 million related to domestic pension plans and store closings and severance. Our operating loss for the third quarter of 2008 included a charge of $101 million related to costs associated with store closings and severance, as well as asset impairments, of which $76 million were non-cash items. Excluding these items, our operating loss decreased $49 million and was primarily the result of reductions in selling and administrative expenses, partially offset by lower gross margin dollars given lower overall sales.

For the quarter, we generated $2.8 billion in gross margin as compared to $2.9 billion in the third quarter last year. The total decline in gross margin dollars of $88 million (adjusted for $5 million and $10 million of markdowns recorded in connection with store closings in the third quarters of 2009 and 2008, respectively) was mitigated by an increase of $14 million related to the impact of foreign currency exchange rates on gross margin at Sears Canada. While gross margin dollars declined, we increased our gross margin rate to 27.2% in the third quarter of 2009 as compared to the third quarter of 2008. The increase in our gross margin rate was a result of an increase in gross margin rate of 50 basis points at both Sears Domestic and Kmart, as well as an increase of 30 basis points at Sears Canada. Increases in our gross margin rate are mainly due to improved inventory management, which resulted in lower markdowns taken on spring and summer apparel and home merchandise, as well as improvement in margins for home appliances.

The improvement in our operating results was mainly a result of reductions in selling and administrative expenses of $101 million (adjusted for significant items). Selling and administrative expenses include an increase of $10 million related to the impact of foreign currency exchange rates at Sears Canada and declined mainly as a result of a $31 million reduction in payroll and benefits expense, a $24 million reduction in insurance expense, as well as reductions in various other expense categories.

Significant Items

A number of significant items affected our third quarter results in fiscal 2009 and 2008. Excluding these items, the net loss attributable to Holdings’ shareholders for the third quarter of fiscal 2009 would have been $94 million ($0.81 loss per diluted share) as compared to a net loss attributable to Holdings’ shareholders of $114 million ($0.90 loss per diluted share) in the third quarter of 2008. Our fiscal 2009 and 2008 third quarter per-share results were impacted by the effects of our share repurchase program (as discussed below), as well as other significant items, including:

•

charges for costs associated with store closings and severance of $10 million ($6 million after tax or $0.05 per diluted share) in the third quarter of 2009 and $25 million ($15 million after tax or $0.12 per diluted share) in the third quarter of 2008;

•	domestic pension plan expense in the third quarter of 2009 of $44 million ($28 million after tax or $0.24 per diluted share);

•

mark-to-market gains on Sears Canada hedge transactions of $2 million ($1 million after tax and noncontrolling interest or $0.01 per diluted share) in the third quarter of 2009 and $67 million ($29 million after tax and noncontrolling interest or $0.23 per diluted share) in the third quarter of 2008; and

•	a charge of $76 million ($46 million after tax or $0.37 per diluted share) related to costs associated with asset impairments recorded in the third quarter of 2008.

Costs incurred for store closings and severance include charges related to our third quarter 2009 decision to close seven underperforming stores and our third quarter 2008 decision to close 14 underperforming stores. We expect to record an additional charge of approximately $5 million during the fourth quarter of 2009 as the stores we decided to close in the second quarter of 2009 complete operations. Similar to our previous store closings, we expect that these will be additive to earnings given that the closure of these stores eliminates negative cash flows incurred from their operations, and will generate cash from the liquidation of inventory and from other proceeds. The list of stores closed can be found at www.searsmedia.com. We continue to evaluate our business in an effort to improve the operating results of the Company.

As we noted in our first quarter 2009 earnings release, the Company has a legacy pension obligation for past service performed by Kmart and Sears, Roebuck and Co. associates. The annual pension expense included in our financial statements related to these legacy domestic pension plans was relatively minimal in recent years. However, due to the severe decline in the capital markets that occurred in the latter part of 2008 our domestic pension expense will increase by approximately $170 million for the fiscal year 2009. As a result, we present pension expense as a significant item affecting earnings and as a separate line item in our Adjusted EBITDA reconciliation to promote operating performance comparability. We expect domestic pension plan expense in the fourth quarter of 2009 to remain consistent with the first three quarters.

Financial Position

We had cash balances of $1.5 billion at October 31, 2009 (of which $505 million was domestic and $1 billion was at Sears Canada) as compared to $1.2 billion at November 1, 2008 and $1.3 billion at January 31, 2009. The October 31, 2009, November 1, 2008 and January 31, 2009 cash balances excluded $12 million, $94 million and $38 million, respectively, on deposit with The Reserve Primary Fund, a money market fund that has temporarily suspended withdrawals while it liquidates its holdings to generate cash to distribute. Such amounts have been reclassified to the prepaid expenses and other current assets line within our Condensed Consolidated Balance Sheets. Significant uses of our cash during the first three quarters of 2009 include $358 million for share repurchases, contributions to our pension and post-retirement benefit plans of $167 million, capital expenditures of $221 million and debt issuance costs of $81 million. These amounts were offset by short-term borrowings.

Merchandise inventories were $10.8 billion at October 31, 2009 as compared to $11.4 billion at November 1, 2008. Domestic inventory levels declined from $10.5 billion at November 1, 2008 to $9.9 billion at October 31, 2009 due to improved inventory management. Inventory levels at Sears Canada decreased $28 million ($140 million on a Canadian dollar basis), primarily due to improved inventory management.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) at October 31, 2009 was $3.8 billion, as compared to $4.5 billion at November 1, 2008. The decrease in outstanding debt includes a reduction in domestic long-term debt and capital lease obligations of $381 million. Long-term debt of the parent (which excludes the debt of our Sears Canada ($279 million) and Orchard Supply Hardware ($296 million) subsidiaries, which is non-recourse to the parent) is less than $1 billion, with no significant required repayments until 2011.

Total short-term borrowings at October 31, 2009 of $1.6 billion were $322 million lower than our level of borrowings at November 1, 2008 of $1.9 billion. As we enter the holiday selling season, our short-term borrowings reflect amounts borrowed to support increased levels of inventory at the end of the third quarter. In addition to decreasing our total amount of short-term borrowings in the third quarter of 2009, we also altered the mix of our funding to include more borrowings in the commercial paper market. “During the third quarter, we saw heightened interest in our commercial paper, leading us to increase our outstanding commercial paper balance to $337 million,” said Mike Collins, senior vice-president and chief financial officer. “The increased level of commercial paper not only reduced our borrowing costs, but also contributed to a greater amount of availability under our revolving line of credit. Overall, our liquidity initiatives enabled us to reduce usage under our revolver by $837 million as compared to the third quarter of 2008.”

Share Repurchase

During the 13- and 39- week periods ended October 31, 2009, we repurchased approximately 3.5 million and 6.2 million common shares at a total cost of $224 million and $358 million, respectively, under our share repurchase program. Our repurchases for the 13-

and 39- week periods ended October 31, 2009 were made at average prices of $64.30 and $58.05 per share, respectively. As of October 31, 2009, we had remaining authorization to repurchase $147 million of common shares under the share repurchase program. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income (loss) appearing on the statements of operations excluding depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain significant gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		39 Weeks Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Operating loss per statement of operations	$(106)	$(202)	$(36)	$(23)
Plus depreciation and amortization	224	250	678	745
Less gain on sales of assets	(11)	(1)	(70)	(39)

Before excluded items	107	47	572	683

Non-cash asset impairment	—	76	—	76
Legal matter reserve	—	—	—	(62)
Domestic pension expense	44	—	128	—
Closed store reserve and severance	10	25	88	25

Adjusted EBITDA as defined	$161	$148	$788	$722

% to revenues	1.6%	1.4%	2.6%	2.2%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Kmart	$(39)	$(38)	(1.1)%	(1.1)%
Sears Domestic	86	71	1.6%	1.2%
Sears Canada (1)	114	115	9.4%	8.8%

Total Adjusted EBITDA	$161	$148	1.6%	1.4%

(1)	Third quarter 2009 Adjusted EBITDA in Canadian dollars was $122 million as compared to $127 million for the prior year, as the average exchange rate for the quarter increased from .9082 to .9308.

	39 Weeks Ended
	Adjusted EBITDA		% To Revenues
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Kmart	$23	$28	0.2%	0.2%
Sears Domestic	512	379	3.1%	2.1%
Sears Canada (1)	253	315	7.9%	8.0%

Total Adjusted EBITDA	$788	$722	2.6%	2.2%

(1)

The first three quarters of 2009 Adjusted EBITDA in Canadian dollars was $290 million as compared to $327 million for the prior year, as the average exchange rate for the first three quarters declined from .9634 to .8735.

Quarterly Report on Form 10-Q

For a detailed discussion of the Company’s financial results, please see the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and posted to the Company’s website at http://www.searsholdings.com on or about November 19, 2009.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for fiscal year 2009. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; and the outcome of pending and/or future legal proceedings, including product liability claims and bankruptcy claims, including proceedings with respect to which the parties have reached a preliminary settlement. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered exclusively by Sears and Kmart. We are the nation’s largest provider of home services, with more than 12 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

Exhibit 99.1A

Sears Holdings Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended		39 Weeks Ended
millions, except per share data	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
REVENUES
Merchandise sales and services	$10,190	$10,660	$30,796	$33,490

COSTS AND EXPENSES
Cost of sales, buying and occupancy	7,419	7,806	22,357	24,491
Gross margin dollars	2,771	2,854	8,439	8,999
Gross margin rate	27.2%	26.8%	27.4%	26.9%

Selling and administrative	2,664	2,731	7,867	8,240
Selling and administrative expense as a percentage of total revenues	26.1%	25.6%	25.5%	24.6%

Depreciation and amortization	224	250	678	745
Impairment charges	—	76	—	76
Gain on sales of assets	(11)	(1)	(70)	(39)

Total costs and expenses	10,296	10,862	30,832	33,513

Operating loss	(106)	(202)	(36)	(23)
Interest expense	(72)	(71)	(194)	(202)
Interest and investment income	5	9	24	40
Other income (loss)	(5)	80	(52)	78

Loss before income taxes	(178)	(184)	(258)	(107)
Income tax benefit	66	73	94	45

Net loss	(112)	(111)	(164)	(62)
Income attributable to noncontrolling interest	(15)	(35)	(31)	(75)

NET LOSS ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(127)	$(146)	$(195)	$(137)

LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted loss per share	$(1.09)	$(1.16)	$(1.64)	$(1.07)

Diluted weighted average common shares outstanding	116.9	125.5	119.2	128.5

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	October 31, 2009	November 1, 2008	January 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$1,468	$1,172	$1,173
Restricted cash	59	—	124
Receivables	844	1,195	839
Merchandise inventories	10,805	11,364	8,795
Prepaid expenses and other current assets	395	616	485

Total current assets	13,571	14,347	11,416

Property and equipment, net	7,758	8,265	8,091
Goodwill	1,392	1,658	1,392
Trade names and other intangible assets	3,225	3,302	3,283
Other assets	1,229	382	1,160

TOTAL ASSETS	$27,175	$27,954	$25,342

LIABILITIES
Current liabilities
Short-term borrowings	$1,603	$1,925	$442
Current portion of long-term debt and capitalized lease obligations	369	381	345
Merchandise payables	4,495	4,414	3,006
Unearned revenues	1,016	1,074	1,069
Accrued expenses and other current liabilities	3,783	3,880	3,650

Total current liabilities	11,266	11,674	8,512

Long-term debt and capitalized lease obligations	1,831	2,175	2,132
Pension and post-retirement benefits	2,001	1,014	2,057
Other long-term liabilities	2,752	2,915	2,942

Total Liabilities	17,850	17,778	15,643

Total Equity	9,325	10,176	9,699

TOTAL LIABILITIES AND EQUITY	$27,175	$27,954	$25,342

Total common shares outstanding	115.6	124.9	122.0

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended October 31, 2009
millions, except for number of stores	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,476	$5,507	$1,207	$10,190

Cost of sales, buying and occupancy	2,690	3,914	815	7,419
Gross margin dollars	786	1,593	392	2,771
Gross margin rate	22.6%	28.9%	32.5%	27.2%

Selling and administrative	830	1,556	278	2,664
Selling and administrative expense as a percentage of total revenues	23.9%	28.3%	23.0%	26.1%
Depreciation and amortization	37	162	25	224
Gain on sales of assets	(9)	(2)	—	(11)

Total costs and expenses	3,548	5,630	1,118	10,296

Operating income (loss)	$(72)	$(123)	$89	$(106)

Number of:
Kmart Stores	1,343	—	—	1,343
Full-Line Stores	—	912	122	1,034
Specialty Stores	—	1,268	269	1,537

Total Stores	1,343	2,180	391	3,914

	13 Weeks Ended November 1, 2008
millions, except for number of stores	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,532	$5,827	$1,301	$10,660

Cost of sales, buying and occupancy	2,753	4,171	882	7,806
Gross margin dollars	779	1,656	419	2,854
Gross margin rate	22.1%	28.4%	32.2%	26.8%

Selling and administrative	828	1,599	304	2,731
Selling and administrative expense as a percentage of total revenues	23.4%	27.4%	23.4%	25.6%
Depreciation and amortization	34	186	30	250
Impairment charges	20	56	—	76
(Gain) loss on sales of assets	—	(2)	1	(1)

Total costs and expenses	3,635	6,010	1,217	10,862

Operating income (loss)	$(103)	$(183)	$84	$(202)

Number of:
Kmart Stores	1,378	—	—	1,378
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,198	263	1,461

Total Stores	1,378	2,131	385	3,894

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	39 Weeks Ended October 31, 2009
millions, except for number of stores	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$10,825	$16,780	$3,191	$30,796

Cost of sales, buying and occupancy	8,352	11,821	2,184	22,357
Gross margin dollars	2,473	4,959	1,007	8,439
Gross margin rate	22.8%	29.6%	31.6%	27.4%

Selling and administrative	2,489	4,616	762	7,867
Selling and administrative expense as a percentage of total revenues	23.0%	27.5%	23.9%	25.5%
Depreciation and amortization	109	495	74	678
Gain on sales of assets	(19)	(6)	(45)	(70)

Total costs and expenses	10,931	16,926	2,975	30,832

Operating income (loss)	$(106)	$(146)	$216	$(36)

Number of:
Kmart Stores	1,343	—	—	1,343
Full-Line Stores	—	912	122	1,034
Specialty Stores	—	1,268	269	1,537

Total Stores	1,343	2,180	391	3,914

	39 Weeks Ended November 1, 2008
millions, except for number of stores	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$11,270	$18,294	$3,926	$33,490

Cost of sales, buying and occupancy	8,706	13,090	2,695	24,491
Gross margin dollars	2,564	5,204	1,231	8,999
Gross margin rate	22.8%	28.4%	31.4%	26.9%

Selling and administrative	2,547	4,777	916	8,240
Selling and administrative expense as a percentage of total revenues	22.6%	26.1%	23.3%	24.6%
Depreciation and amortization	101	550	94	745
Impairment charges	20	56	—	76
Gain on sales of assets	(2)	(6)	(31)	(39)

Total costs and expenses	11,372	18,467	3,674	33,513

Operating income (loss)	$(102)	$(173)	$252	$(23)

Number of:
Kmart Stores	1,378	—	—	1,378
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,198	263	1,461

Total Stores	1,378	2,131	385	3,894

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	October 31, 2009				November 1, 2008
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings

Operating income (loss) per statement of operations	$(72)	$(123)	$89	$(106)	$(103)	$(183)	$84	$(202)
Plus depreciation and amortization	37	162	25	224	34	186	30	250
Less (gain) loss on sales of assets	(9)	(2)	—	(11)	—	(2)	1	(1)

Before excluded items	(44)	37	114	107	(69)	1	115	47

Non-cash asset impairment	—	—	—	—	20	56	—	76
Domestic pension expense	—	44	—	44	—	—	—	—
Closed store reserve and severance	5	5	—	10	11	14	—	25

Adjusted EBITDA as defined	$(39)	$86	$114	$161	$(38)	$71	$115	$148

% to revenues	-1.1%	1.6%	9.4%	1.6%	-1.1%	1.2%	8.8%	1.4%

	39 Weeks Ended
	October 31, 2009				November 1, 2008
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings

Operating income (loss) per statement of operations	$(106)	$(146)	$216	$(36)	$(102)	$(173)	$252	$(23)
Plus depreciation and amortization	109	495	74	678	101	550	94	745
Less gain on sales of assets	(19)	(6)	(45)	(70)	(2)	(6)	(31)	(39)

Before excluded items	(16)	343	245	572	(3)	371	315	683

Non-cash asset impairment	—	—	—	—	20	56	—	76
Legal matter reserve	—	—	—	—	—	(62)	—	(62)
Domestic pension expense	—	128	—	128	—	—	—	—
Closed store reserve and severance	39	41	8	88	11	14	—	25

Adjusted EBITDA as defined	$23	$512	$253	$788	$28	$379	$315	$722

% to revenues	0.2%	3.1%	7.9%	2.6%	0.2%	2.1%	8.0%	2.2%